P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Charles W. Sulerzyski
August 19, 2011		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. HIRES EXECUTIVE VICE PRESIDENT, CHIEF CREDIT OFFICER

MARIETTA, Ohio - Peoples Bancorp Inc. and its banking subsidiary, Peoples Bank, National Association (“Peoples Bank”) announce the hiring of Timothy H. Kirtley to the position of Executive Vice President, Chief Credit Officer effective August 29, 2011. Kirtley will oversee all credit policies for the company, maintain sound credit operations and direct the bank's credit approval process, lending philosophy and loan portfolio management.

“Tim has demonstrated the ability to drive healthy and balanced credit cultures,” said Chuck Sulerzyski, President and Chief Executive Officer for Peoples Bank. “I am pleased that he will now be leading Peoples' credit function. He is an experienced Chief Credit Officer who will help reinforce the company's emerging disciplined credit approach,” Sulerzyski said.

During his tenure in the banking industry, which spans two decades, Kirtley has held progressively more responsible senior-management positions with several financial organizations. In such positions he has been accountable for business development and portfolio and credit administration across a broad spectrum of geographic markets, which has heightened his awareness of community banking strategies.

Kirtley earned his Bachelor of Science in Business Administration, Finance from Miami University, in Oxford, Ohio in 1992. In 1997, he earned his Master of Business Administration from The Ohio State University, Columbus, Ohio.

Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 47 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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